FORM 5                                                      OMB APPROVAL

[X] CHECK BOX IF NO LONGER SUBJECT                   OMB Number        3235-0362
    TO SECTION 16. FORM 4 OR FORM 5                  Expires: September 30, 1997
    OBLIGATIONS MAY CONTINUE. SEE                    Estimated average burden
    INSTRUCTION 1(b).                                hours per response .... 1.0
[ ] FORM 3 HOLDINGS REPORTED
[ ] FORM 4 TRANSACTIONS REPORTED

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

    Guzy                D.               James
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   (Last)            (First)            (Middle)

    2340 West County Road C
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                     (Street)

    St. Paul           Minnesota        55113-2528
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Micro Component Technology, Inc. (MCTI)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   June 1999

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------

          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------

                                                                                    Amount of     Owner-
                                                                                    Securities    ship
                         Trans-                      Securities Acquired (A)        Beneficially  Form:
                         action                      or Disposed of (D)             Owned at End  Direct      Nature of
                         Date        Trans-          (Instr. 3, 4 and 5)            of Issuer's   (D) or      Indirect
Title of                 (Month/     action       ----------------------------      Fiscal Year   Indirect    Beneficial
Security                 Day/        Code           Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)               Year)       (Instr. 8)                 (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----------   -----------  ------  ---------    -----------   ----------  ----------

---------------------    --------    ----------   -----------  ------  ---------    -----------   ----------  ----------

---------------------    --------    ----------   -----------  ------  ---------    -----------   ----------  ----------

Reminder: Report on a separate line for each class of securities
          beneficially owned directly or indirectly.                      (Over)
                           (Print or Type Responses)             SEC 2270(10/94)

                     TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-                       Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-              or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Trans-    of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      action    (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code       4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     (Instr.   ----------    cis-     ation            ber of   (Instr.  Month       (Instr.   Ownership
(Instr. 3)  Security   Year)     8)       (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  --------  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------

Stock       $1.125    11/3/98   A        5,000   -      11/3/99  11/3/00  Common  5,000    0
 Option                                                                   Stock

Stock       $1.125    11/3/98   A        5,000   -      11/3/00  11/3/03  Common  5,000    0        50,000         D
 Option                                                                   Stock

Explanation of Responses:

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               /s/ D. James Guzy                               8-10-99
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.